Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227491 on Form S-3, Registration Statement Nos. 333-227513 and 333-249022 on Form S-3ASR, and Registration Statement Nos. 333-213888, 333-220517, 333-227490, 333-233499, 333-236925, and 333-248992, 333-259700, 333-267539, 333-272384, 333-274623 and 333-282227 on Form S-8 of our reports dated September 23, 2025, relating to the financial statements of Nutanix, Inc. and the effectiveness of Nutanix, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended July 31, 2025.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

September 23, 2025